SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                            ------------------------


                                   FORM 8 - K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 3, 2004


                              Data I/O Corporation
             (Exact name of registrant as specified in its charter)


                                   Washington
                 (State of other jurisdiction of incorporation)


             0-10394                                     91-0864123
     (Commission File Number)                (IRS Employer Identification No.)


                 10525 Willows Road N.E., Redmond, WA      98052
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (425) 881-6444


                                 Not Applicable
          (Former name or former address, if changed since last report)


                                Page 1 of 6 Pages


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Items 12.  Regulation FD Disclosure

A copy of a press release made on August 3, 2004 follows:


Data I/O Corporation
10525 Willows Road N.E.
Redmond, WA 98052
Tel: (425) 881-6444
Fax:(425) 881-6856

For information please contact:

Joel Hatlen                                           Deborah Stapleton
VP, Finance and Chief Financial Officer               Stapleton Communications
Data I/O                                              (650) 470-0200
(425) 881-6444                                        deb@stapleton.com


            DATA I/O ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS

Redmond, WA. (Aug. 3, 2004) - Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced financial results for the second quarter ended June 30, 2004.

Revenues for the second quarter were $6.9 million, compared with $6.8 million in the first quarter of 2004. Second quarter gross margins were 51 percent, compared with 54 percent in the prior quarter. The lower gross margins were primarily a result of more indirect sales than direct sales in the quarter, a product mix shift to somewhat lower margin products and unfavorable labor and overhead variances associated with a reduction in inventory.

In accordance with U.S. generally accepted accounting principles (GAAP), net income for the second quarter of 2004 was $104,000, or $0.01 per share, compared with net income of $296,000 or $0.04 per share in the first quarter of 2004. A restructuring related charge of $70,000 or $0.01 per share was included in the second quarter results.

Total cash and short-term investments were $5.6 million at June 30, 2004. The company remains debt-free.

"We are pleased with our continued progress in the second quarter, which was our seventh consecutive quarter of profitability," said Fred Hume, president and CEO. "Orders were higher than at any time since the fourth quarter of 2000, and we saw many repeat orders from existing customers, a validation of our excellent technology and customer relationships.

"Orders from Asia increased during the second quarter; in fact, that region is now the largest overall contributor to the company. We expect this growth to continue, particularly as a result of our investments in China. We began revenue shipments of the PS288FC, an automated programming solution that we introduced at the end of the first quarter. The PS288FC offers a superior price/performance position for certain classes of devices for many customers, particularly in Asia where we see the largest potential for growth. Based on our FlashCore family of modular automated programmers, the PS288FC is completely compatible with any PS system."

Guidance for the Third Quarter
Data I/O currently expects to see revenue growth in the third quarter of approximately five percent. The company expects to take a restructuring charge of approximately $500,000 in the third quarter, related primarily to workforce reductions. The company expects that workforce reductions, most of which were effective Aug. 2, 2004, and other margin improvement initiatives will increase net income by approximately $1.2 million per year. As a result of the restructuring actions, Q3 GAAP net income will remain relatively flat with the second quarter.

Conference Call Information
A conference call discussing the second quarter of 2004 financial results will follow this release at 1:30 p.m. Pacific time/4:30 p.m. Eastern time. To listen to the call, please dial (800) 553-5275, confirmation code: 739904. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (800) 475-6701, access code: 739904. The conference call will also be simultaneously webcast over the Internet; visit the Investor Relations section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site. This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call for approximately one year.


About Data I/O Corporation
Celebrating more than 30 years of innovative leadership in the device programming industry, Data I/O Corporation (NASDAQ: DAIO), provides manual and automated device programming systems that specifically address the requirements of engineering and manufacturing customers. FlashCORE(TM), Sprint and UniSite families provide a wide range of device support and versatility to address a user's many different programming needs. Data I/O Corporation has headquarters in Redmond, WA, with sales and services offices worldwide. For further information, visit the company's website at http://www.dataio.com.


Forward Looking Statement
Statements in this news release concerning future revenues, future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to levels of orders, ability to record revenues based upon the timing of product deliveries and installations, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.



                       - Summary Financial Data Attached -



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


                              DATA I/O CORPORATION
                       COMPARATIVE STATEMENTS OF EARNINGS
                      (in thousands except per share data)

                                                        Second Quarter                                   Six Months Ended
                                           -------------------------------------------------   -------------------------------------
                                                                                 Percent                                  Percent
                                                  6/30/2004      6/30/2003       Change        6/30/2004     6/30/2003    Change
                                           -------------------------------------------------   -------------------------------------
Net sales                                           $6,896         $5,578        23.6%          $13,729       $11,733      17.0%
Gross margin                                         3,510          3,299         6.4%            7,223         6,736       7.2%
Gross margin as percent of sales                     50.9%          59.1%        -8.2%            52.6%         57.4%      -4.8%
Operating expenses:
  Research & development                             1,177          1,078         9.2%            2,381         2,240       6.3%
  Selling, general and administrative                2,121          1,801        17.8%            4,294         3,728      15.2%
  Provision for business restructure                    70              0                            70          (27)
                                           ------------------------------------                -----------------------------
Operating income (loss)                                142            420                           478          795
Non-operating income (expense):
  Interest, net                                          7             13                            42            42
  Foreign currency exchange                            (5)            (7)                          (19)          (82)
                                           ------------------------------------                -----------------------------
Income/(loss) from operations before taxes             144            426                           501           755
Income tax expense                                      40             94                           102           105
                                           ------------------------------------                -----------------------------
Net income/(loss)                                      104            332                           399           650
                                           ====================================                =============================

                                           ------------------------------------                -----------------------------
Total diluted earnings/(loss) per share              $0.01          $0.04                         $0.05         $0.08
                                           ====================================                =============================

Diluted weighted average shares outstanding          8,286          7,988                         8,350         7,917



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

                              DATA I/O CORPORATION
                             CONDENSED BALANCE SHEET
                                 (in thousands)

                                                                                     6/30/2004        12/31/2003
                                                                                ---------------  ----------------
Cash and cash equivalents                                                               $3,298            $4,380
Short-term investments                                                                   2,343             2,354
Accounts receivable, net                                                                 6,528             5,054
Inventories                                                                              3,878             4,608
Other current assets                                                                       383               430
Property, plant and equipment, net                                                       1,437             1,151
Other long-term assets, net                                                                  3                11
                                                                                ---------------  ----------------
       Total assets                                                                    $17,870           $17,988
                                                                                ===============  ================


Current liabilities                                                                     $5,445            $5,794
Deferred gain on sale of property                                                          941             1,105
Shareholders' equity                                                                    11,484            11,089
                                                                                ---------------  ----------------
       Total liabilities and shareholders'equity                                       $17,870           $17,988
                                                                                ===============  ================


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SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                Data I/O Corporation


August 4, 2004             By   /s/Frederick R. Hume
                                --------------------
                                Frederick R. Hume
                                President
                                Chief Executive Officer



                           By   /s/Joel S. Hatlen
                                -----------------
                                Joel S. Hatlen
                                Vice President - Finance
                                Chief Financial Officer
                                Secretary and Treasurer